Exhibit 99.1

SITO Mobile Names Interim CFO Lawrence Firestone

JERSEY CITY, N.J., March 16, 2017 (GLOBE NEWSWIRE) -- Today, SITO Mobile Ltd. (NASDAQ: SITO), a leading mobile engagement platform, announced that it has named Lawrence Firestone as Interim CFO.

Mr. Firestone has held numerous executive positions at both public and private companies. His experience includes over a decade of public company CFO experience with large technology companies. For more background, please reference SITO Mobile’s website for Mr. Firestone’s biography. Kurt Streams has resigned as CFO.

Following the resignation of former CEO Gerard Hug, the Audit Committee of the Board of Directors engaged an independent law firm and an accounting consulting firm to conduct an inquiry into the use of the company's charge and debit cards, as well as certain cash withdrawals. The ongoing inquiry identified the misappropriation of company funds by each of Streams and Hug. The company is implementing changes and enhancements to its controls and procedures with respect to these matters.

The findings from this review relate to expense items that have been recognized in the company’s financial statements.

“SITO Mobile’s Board of Directors takes a zero-tolerance approach on these matters and took prompt and decisive action.” said Rory O’Connell, SITO’s Interim CEO. “We look forward to putting this process behind us while SITO Mobile’s highly capable team focuses on the tremendous opportunities in location-based mobile media.”

The company also reiterates its previously announced media placement revenue expectation for the 4th quarter ended December 31, 2016.

Based on sales activity thus far in Q1 2017, the company remains confident that its Q1 Media Placement revenue will deliver strong growth over last year’s Q1 Media Placement revenue.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, sales growth, , the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Alexandra Levy

Silicon Alley Media

alex@siliconalley-media.com

RELATED LINKS

http://www.sitomobile.com